UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2014

STREAM GLOBAL SERVICES, INC.

(Exact name of registrant as Specified in its Charter)

Delaware	001-33739	26-0420454
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3285 Northwood Circle, Eagan Minnesota	55121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (651) 288-2979

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

2012 Stock Option Plan

On January 30, 2014, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of SGS Holdings, Inc. (“SGS”), the parent company and sole stockholder of Stream Global Services, Inc. (the “Company”), approved the acceleration of the vesting of all outstanding equity awards granted under the SGS 2012 Stock Incentive Plan (the “2012 Plan”), subject to and contingent upon the consummation of the merger (the “Merger”) contemplated by that certain Agreement and Plan of Merger, dated January 6, 2014, by and among Convergys Corporation, Comet Merger Co., SGS and the stockholders of SGS (the “Merger Agreement”).

The Compensation Committee also determined that, subject to and contingent upon the consummation of the Merger, as of the effective time of the Merger (the “Effective Time”), awards outstanding under the 2012 Plan with an exercise price less than the Per Share Merger Consideration (as defined in the Merger Agreement) shall be (i) terminated and be of no further force or effect and (ii) deemed to have been exercised as of the Effective Time, with each award holder to be paid an amount equal to the Option Cash Amount (as defined in the Merger Agreement) pursuant to and in accordance with the terms of the Merger Agreement.  The Compensation Committee further determined that, subject to and contingent upon the consummation of the Merger, any award under the 2012 Plan with an exercise price equal to or greater than the Per Share Merger Consideration shall be cancelled as of the Effective Time and no payment will be made with respect thereto.

A copy of the Merger Agreement has been filed as Exhibit 2.1 to that certain Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on January 7, 2014.  The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement.

Cash Award

Also on January 30, 2014, the Compensation Committee approved payment of a cash award in the gross amount of $40,300 to Michael Henricks, Chief Financial Officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Stream Global Services, Inc.

Dated:	January 31, 2014	By:	/s/ Matthew A. Ebert
Matthew A. Ebert
General Counsel